Exhibit 99.1

News Release	Celanese Corporation 222 West Las Colinas Blvd Irving, Texas 75039

Celanese Announces New Leadership Appointments to Enhance Value Creation

Scott Richardson named Executive Vice President and Chief Operating Officer

Chuck Kyrish named Senior Vice President and Chief Financial Officer

Ashley Duffie named Senior Vice President and General Counsel

November 6, 2023 - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced a series of new leadership appointments across its Executive Leadership Team (ELT).

• Scott Richardson has been named Executive Vice President and Chief Operating Officer (COO), effective November 8, 2023, with responsibility for Engineered Materials, the Acetyl Chain, manufacturing, supply chain, and procurement. Scott has served as the Chief Financial Officer of Celanese since February of 2018. Since joining Celanese in 2005, Scott has also served as Senior Vice President of Engineered Materials, Vice President and General Manager of the Acetyl Chain, Acetyls Global Commercial Director, and in a variety of business, finance, and investor relations roles.

• Chuck Kyrish will join the ELT and has been named Senior Vice President and Chief Financial Officer, effective November 8, 2023. Chuck is currently serving as Vice President of Corporate Finance with responsibility for accounting, treasury, internal audit, and tax. Since joining Celanese in 2006, Chuck has also served as Chief Financial Officer Acetyl Chain, Vice President Investor Relations, Vice President M&A and Integration Finance, Vice President and Treasurer, and in a variety of other finance roles.

• Anne (Lynne) Puckett will step down from her role Senior Vice President and General Counsel and will serve in a transition role through early 2024 after which she will depart after 5 years with Celanese. Ashley Duffie has been selected to succeed Lynne as Senior Vice President and General Counsel, effective November 8, 2023. Ashley is currently serving as Vice President and Chief Procurement Officer. Since joining Celanese in 2007, Ashley has served as President and General Counsel APAC Region, Vice President of the Integration Management Office, Chief Compliance Officer, and Associate General Counsel Global Litigation and EHS Law. Prior to joining Celanese, Ashley was an attorney with Haynes and Boone, LLP, specializing in environmental law, internal corporate investigations, and litigation.

All other members of the Celanese ELT will maintain their current roles. In addition to supporting Scott in enhancing the earnings growth of the businesses, Lori Ryerkerk, Chairman and Chief Executive Officer, will have direct leadership for strategy, M&A, finance, legal, HR, and IT.

“The purpose behind these new appointments within our ELT is to enhance the alignment of our individual strengths and experience to the value-enhancing opportunities at Celanese,” said Lori Ryerkerk. “As our new COO, Scott is uniquely prepared to help us accelerate the earnings growth in our businesses amid a challenging backdrop and has my full support. His leadership will be particularly impactful as we continue to integrate M&M and drive growth in Engineered Materials. Chuck has been an instrumental leader in our finance organization for many years and is fully prepared to lead us in the continued execution of our deleveraging plan. Ashley has created significant value leading our procurement organization will bring a rare depth of both business and legal experience to her new role.

“We thank Lynne for her service to Celanese as our General Counsel for the last five years and wish her well. I thank each of our ELT members for their partnership and commitment to Celanese and I am confident these changes will immediately enhance the value we will drive as a collective leadership team.”

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, www.celanese.com.

Contacts:

Investor Relations	Media Relations - Global
Brandon Ayache	Brian Bianco
Phone: +1 972 443 8509	Phone: +1 972 443 4400
Brandon.Ayache@celanese.com	media@celanese.com

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